Davis International Total Return Fund
File Number 811-8870
For the period ending 3/31/2003

Due to the restrictions in the format of form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for items 74U and 74V.


74U.    1.  Number of shares outstanding (000's omitted)
	    Class A             1736

	2. Number of shares outstanding of a second class of shares of open-end company (000's ommited)
	    Class B              265
	    Class C               41
	    Class Y		   -


74V.    1.  Net asset value per share (to nearest cent)
	    Class A           $ 5.35

	2. Net asset value per share of a second class of open-end company shares (to nearest cent)
	    Class B           $ 4.98
	    Class C           $ 5.10
	    Class Y           $ 5.38